Alston&Bird llp

One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

March 17, 2005

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994

Re:	Registration Statement on Form S-4 with respect to 1,506,160 shares of Seacoast Banking Corporation of Florida common stock

Ladies and Gentlemen:

     We have acted as counsel to Seacoast Banking Corporation of Florida (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to approximately 1,506,160 shares of the Company’s common stock, par value $0.01 (the “Shares”), to be issued as part of the consideration for all of the outstanding shares of common stock of Century National Bank (“Century”) pursuant to that certain Agreement and Plan of Merger dated November 30, 2004 by and among the Company, a wholly owned subsidiary of the Company, and Century National Bank (the “Agreement”).

     We have examined the Articles of Incorporation of the Company, the Bylaws of the Company, the Agreement and the records of proceedings of the Board of Directors and the shareholders of the Company deemed by us to be relevant to this opinion letter, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

     As to certain factual matters relevant to this opinion letter, we have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of

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Seacoast Banking Corporation of Florida
March 17, 2005

fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     Based upon the foregoing, it is our opinion that:

1.	the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida; and

2.	the Shares are duly authorized and, and, when issued by the Company in accordance with the terms of the Agreement, will be legally and validly issued, fully paid and nonassessable.

     Our opinion is limited to the laws of the State of Georgia. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated. We have no obligation to update this opinion.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the incorporation by reference of this opinion letter into any registration statement relating to Shares that the Company subsequently may file with the Commission, and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly, Alston & Bird LLP
By:	/s/ Ralph F. MacDonald, III
Ralph F. MacDonald, III

RFM:srs